Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HUDSON ACQUISITION I CORP.

Pursuant to Sections 241 and 245 of the

Delaware General Corporation Law

Hudson Acquisition I Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Hudson Acquisition I Corp.”.

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 13, 2021.

3.	This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation, which has not received any payment for any of its stock.

4.	This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the incorporator of the Corporation in accordance with the applicable provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Hudson Acquisition I Corp. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The registered agent in charge thereof is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The name and mailing address of the incorporator is: Xiaoyue Zhang at 19 West 44th Street, Suite 1001, New York, New York 10036.

FIFTH: The total number of shares which the Corporation shall have authority to issue is 200,000,000 shares of common stock, $0.0001 par value.

SIXTH: A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to the time of such repeal or modification.

SEVENTH: In furtherance and not in imitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted by the Board of Directors or stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.

EIGHTH: The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a Director or officer of the Corporation or while a Director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any By-Law, agreement, vote of Directors or stockholders or otherwise and shall inure to the benefits of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of a Director or officer of the Corporation with respect to any acts or omissions of such Director or officer occurring prior to such repeal or modification.

NINTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.	Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

2.	Meetings of stockholders may be held within or without the State of Delaware, as the By Laws may provide.

3.	To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its incorporator, as of the 18th day of March, 2021.

/s/ Xiaoyue Zhang
Xiaoyue Zhang, Incorporator